As filed with the Securities and Exchange Commission on April 25, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF WILMINGTON CORPORATION

(Exact name of Registrant as specified in its charter)

North Carolina	20-3035898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1117 Military Cutoff Road

Wilmington, North Carolina 28405

(Address of principal executive offices, including zip code)

(910) 509-2000

Registrant’s telephone number, including area code

1999 Incentive Stock Option Plan

1999 Nonstatutory Stock Option Plan

(Full title of the Plan)

Cameron Coburn Bank of Wilmington Corporation 1117 Military Cutoff Road Wilmington, North Carolina 28405 (910) 509-2000 (Name and address of agent for service)	Copy to: William R. Lathan, Jr., Esq. Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562 (252) 672-5458

CALCULATION OF REGISTRATION FEE (1)

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Incentive Stock Option Plan Common Stock, $3.50 par value	340,474 shares	$12.185	$4,148,676	$444
Nonstatutory Stock Option Plan Common Stock, $3.50 par value	194,037 shares	$12.185	$2,364,341	$253
Total	534,511 shares	$12.185	$6,513,017	$697

(1)	Represents shares of common stock that may be issued upon the exercise of stock options assumed by Registrant from Bank of Wilmington (the “Bank”), or to be granted by Registrant in the future, under the 1999 Incentive Stock Option Plan, as amended, and 1999 Nonstatutory Stock Option Plan, as amended, which were assumed by Registrant in connection with a reorganization and statutory share exchange in which Registrant acquired the Bank and became its parent bank holding company. Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock issued or issuable under the terms of those stock options and the Plans as a result of stock splits, stock dividends and similar transactions.
(2)	Calculated solely for purposes of this Registration Statement under Rule 457(h) on the basis of the average of the high and low reported sales prices of the common stock on The Nasdaq Capital Market on April 20, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I is omitted from the Registration Statement in accordance with instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(i)	Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005;

(ii)	Registrant’s Current Reports on Form 8-K dated January 26, 2006, and February 22, 2006; and

(iii)	the description of Registrant’s common stock contained in its Current Report on Form 8-K filed under Rule 12g-3(a) dated September 1, 2005.

All documents Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the dates of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Indemnification Under North Carolina Statutes

The North Carolina Business Corporation Act (the “NCBCA”) generally provides for the indemnification of officers and directors of corporations in the manner described below.

Permissible Indemnification. The NCBCA allows corporations, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify their officers, directors, employees and agents and any persons who are or were serving at the corporations’ request as directors, officers, employees or agents of other entities or enterprises or as trustees or administrators under employee benefit plans, against liability and expenses, including reasonable attorneys’ fees, in any proceedings (including without limitation proceedings brought by or on behalf of the corporations themselves) arising out of their status as such or their activities in any of the foregoing capacities. A corporation’s charter or bylaws, or a contract or resolution, may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification and may include provisions establishing reasonable procedures for determining and enforcing those rights.

Corporations may indemnify persons against liability expenses incurred only where those persons conducted themselves in good faith and reasonably believed (1) in the case of conduct in their official corporate capacity, that their conduct was in the corporation’s best interests, and (2) in all other cases, that their conduct was at least not opposed to the corporations’ best interests; and, in the case of criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. However, corporations may not indemnify persons either in connection with proceedings by or in the right of the corporations in which persons were adjudged liable to the corporations, or in connection with other proceeding charging improper personal benefit to the persons (whether or not involving action in an official capacity) in which the persons were adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification. Unless limited by a corporation’s charter, the NCBCA requires corporations to indemnify their directors or officers who are wholly successful (on the merits or otherwise) in the defense of proceedings to which they were a party because they were directors or officers of the corporations against reasonable expenses incurred in connection with the proceedings.

Advance for Expenses. Expenses incurred by directors, officers, employees or agents of corporations in defending proceedings may be paid by the corporations in advance of the final disposition of the proceedings as authorized by their boards of directors in the specific case, or as authorized by their charters or bylaws or by any applicable resolutions or contracts, upon receipt of undertakings to repay amounts advanced unless it ultimately is determined that the persons are entitled to be indemnified against those expenses.

Court-Ordered Indemnification. Unless otherwise provided in a corporation’s charter, directors or officers of corporations who are parties to proceedings may apply for indemnification to the courts conducting the proceedings or to other courts of competent jurisdiction. On receipt of an application, the courts, after giving any notice they deem necessary, may order indemnification if they determine either (1) that the directors or officers are entitled to mandatory indemnification as described above, in which case the courts also will order the corporations to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (2) that the directors or officers are fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not they met the requisite standard of conduct or were adjudged liable to the corporations in connection with proceedings by or in the right of the corporations or on the basis that personal benefit was improperly received in connection with any other proceedings so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless their charters provide otherwise, corporations may indemnify and advance expenses to their officers, employees or agents to the same extent as to their directors and also may indemnify and advance expenses to officers, employees or agents who are not directors to the extent, consistent with public policy, as may be provided in their charters or bylaws, by general or specific action of their boards of directors, or by contract.

Indemnification of Registrant’s Directors and Officers

Registrant’s Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law and require Registrant’s board of directors to take all actions necessary and appropriate to authorize such indemnification. Under North Carolina law, corporations may purchase insurance on behalf of persons who are or were their directors or officers against liability arising out of their status as such. Registrant currently maintains a directors’ and officers’ liability insurance policy covering its directors and executive officers.

Elimination of Director Liability

As permitted by the NCBCA, Registrant’s Articles of Incorporation provide that individuals serving as directors will not be personally liable in an action by or in the right of Registrant or otherwise for monetary damages for breach of their duties as directors. Under this charter provision, if the North Carolina statutes are amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Registrant’s directors will be eliminated or limited to the fullest extent permitted by the statutes as amended.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit Number	Description
4.1	Registrant’s Articles of Incorporation (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K filed under Rule 12g-3(a) dated September 1, 2005)

4.2	Registrant’s Bylaws (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K filed under Rule 12g-3(a) dated September 1, 2005)

4.3	Agreement and Plan or Reorganization and Share Exchange dated June 24, 2005, between Registrant and Bank of Wilmington (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K filed under Rule 12g-3(a) dated September 1, 2005)

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Incentive Stock Option Plan, as amended (incorporated by reference from exhibits to Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005)

99.2	Nonstatutory Stock Option Plan, as amended (incorporated by reference from exhibits to Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and,

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on April 25, 2006.

BANK OF WILMINGTON CORPORATION

By:	/s/ Cameron Coburn
Cameron Coburn
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors or officers of BANK OF WILMINGTON CORPORATION, by his or her signature below, hereby constitutes and appoints each of CAMERON COBURN and BETTY V. NORRIS, or any substitute appointed by either of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent for him or her, and in his or her name, place and stead, to execute and sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of each said attorney-in-fact and agent, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Cameron Coburn Cameron Coburn	Chairman, President, and Chief Executive Officer (principal executive officer)	April 25, 2006

/s/ Betty V. Norris Betty V. Norris	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	April 25, 2006

/s/ Walter Lee Crouch, Jr. Walter Lee Crouch, Jr.	Director	April 25, 2006

/s/ Windell Daniels Windell Daniels	Director	April 25, 2006

/s/ Craig S. Relan Craig S. Relan	Director	April 25, 2006

/s/ Jerry D. Sellers Jerry D. Sellers	Director	April 25, 2006

/s/ John Davie Waggett John Davie Waggett	Director	April 25, 2006

/s/ Walter O. Winter Walter O. Winter	Director	April 25, 2006

EXHIBIT INDEX

Exhibit Number	Description

4.1	Registrant’s Articles of Incorporation (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K filed under Rule 12g-3(a) dated September 1, 2005)

4.2	Registrant’s Bylaws (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K filed under Rule 12g-3(a) dated September 1, 2005)

4.3	Agreement and Plan or Reorganization and Share Exchange dated June 24, 2005, between Registrant and Bank of Wilmington (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K filed under Rule 12g-3(a) dated September 1, 2005)

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Incentive Stock Option Plan, as amended (incorporated by reference from exhibits to Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005)

99.2	Nonstatutory Stock Option Plan, as amended (incorporated by reference from exhibits to Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005)